Exhibit 5.1

Sheppard Mullin Richter & Hampton LLP 379 Lytton Avenue Palo Alto, CA 94301-1479 650.815.2600 main 650.815.2601 main fax www.sheppardmullin.com

March 28, 2012

CHC Helicopter S.A.

4740 Agar Drive

Richmond, BC V7B 1A3, Canada

Re:	Issuance of exchange notes

Ladies and Gentlemen:

We have acted as U.S. counsel to CHC Helicopter S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Issuer”), and to the entities listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (Registration No. 333-179072) (the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Issuer of $1,100,000,000 aggregate principal amount of 9.250% Senior Secured Notes due 2020 (the “Exchange Notes”), which will be guaranteed (the “Guarantees”) by the Guarantors. The Exchange Notes and the Guarantees will be issued under an Indenture, dated as of October 4, 2010 (the “Indenture”), among the Issuer, the Guarantors, HSBC Corporate Trustee Company (UK) Limited, as collateral agent (the “Collateral Agent”), and the Bank of New York Mellon, a corporation organized under the laws of the State of New York authorized to conduct a banking business, as trustee (the “Trustee”), and the First Supplemental Indenture, dated as of February 20, 2012 (the “Supplemental Indenture”), among CHC Global Operations Canada (2008) Inc., the Issuer, the other Guarantors, the Collateral Agent, and the Trustee. The Issuer will offer the Exchange Notes in exchange for $1,100,000,000 aggregate principal amount of its outstanding 9.250% Senior Secured Notes due 2020 that were issued on October 4, 2010.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission as exhibit 5.1 to Amendment No. 1 to the Registration Statement filed with the Commission on the date hereof (“Amendment No. 1”).

In connection with this opinion, we have examined the Registration Statement, Amendment No. 1, the Indenture (including the Form of Note and Certificate of Exchange set forth therein) and the Supplemental Indenture, which have been filed with the Commission as exhibits to the Registration Statement and Amendment No. 1, and such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the Issuer’s and Guarantors’ (i) articles of incorporation or other formation documents, (ii) bylaws or operating agreement, (iii) authorizing resolutions and (iv) such records, documents, certificates, memoranda and other instruments as we have considered necessary to provide a basis for the opinion hereinafter expressed. In such examination, we have assumed that the signatures on documents and instruments examined by us are authentic, that each is complete and what it purports to be, that all documents and instruments submitted to us as copies or facsimiles or in electronic form conform with the originals, that such documents and instruments (other than documents or instruments to which the Issuer or a Guarantor is a party) have not been amended or modified since the date submitted, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We also have assumed that the Indenture and the Supplemental Indenture are the valid and legally binding obligations of the Collateral Agent and the Trustee. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors.

We have assumed further that (i) each of the Issuer and the Guarantors is validly existing under the laws of its jurisdiction of incorporation and has duly authorized, executed and delivered the Indenture, the Supplemental Indenture, the Exchange Notes and the Guarantees, as applicable, in accordance with its respective organizational documents and the laws of its jurisdiction of incorporation, and (ii) execution, delivery and performance by the Issuer and each of the Guarantors of the Indenture, the Supplemental Indenture, the Exchange Notes and the Guarantees do not and will not violate the laws of its respective jurisdiction of incorporation or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States).

Based upon and subject to the foregoing and the qualifications, assumptions and limitations stated herein, it is our opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or at law); (ii) public policy considerations which may limit the rights of parties to obtain remedies, (iii) the implied covenants of good faith and fair dealing, and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. We express no opinions concerning (i) the validity or enforceability of any provision contained in any Exchange Notes, the Guarantees, the Indenture or the Supplemental Indenture that purports to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) the enforceability of any indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities laws, or (iii) Section 13.10 of the Indenture relating to severability. In addition, we express no opinions concerning the validity, legally binding effect or enforceability of any provision contained in any Exchange Notes, the Guarantees, the Indenture or the Supplemental Indenture that requires or relates to payment of any interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture.

In connection with the provisions of the Indenture whereby the parties submit to the subject matter jurisdiction of the U.S. federal courts in the Borough of Manhattan in the City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Indenture that relate to forum selection of the U.S. federal and state courts in the Borough of Manhattan in the City of New York (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States district court has discretion to transfer an action from one federal court to another.

We do not express any opinion herein concerning any law other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to Amendment No. 1 and to the use of our name under the caption “Legal Matters” in the Prospectus included in Amendment No. 1. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Issuer, any Exchange Notes, Guarantees, the Indenture, the Supplemental Indenture or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Issuer and the Guarantors may have under or in respect of the Exchange Notes, the Guarantees, the Indenture or the Supplemental Indenture, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

Very truly yours,

/S/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SCHEDULE 1

GUARANTORS

Name of Guarantor	Jurisdiction of Incorporation or Formation
6922767 Holding S.à.r.l.	Luxembourg
Capital Aviation Services B.V.	Netherlands
CHC Capital (Barbados) Limited	Barbados
CHC Den Helder B.V.	Netherlands
CHC Global Operations (2008) Inc.	Canada
CHC Global Operations Canada (2008) Inc.	Canada
CHC Global Operations International Inc.	Canada
CHC Helicopter Holding S.à.r.l.	Luxembourg
CHC Helicopters (Barbados) Limited	Barbados
CHC Holding NL B.V.	Netherlands
CHC Holding (UK) Limited	Scotland
CHC Hoofddorp B.V.	Netherlands
CHC Netherlands B.V.	Netherlands
CHC Norway Acquisition Co AS	Norway
CHC Sweden AB	Sweden
Helicopter Services Group AS	Norway
Helikopter Service AS	Norway
Heli-One Canada Inc.	Canada
Heli-One Defence B.V.	Netherlands
Heli-One Holdings (UK) Limited	England
Heli-One (Europe) AS	Norway
Heli-One Leasing Inc.	Canada
Heli-One Leasing (Norway) AS	Norway
Heli-One (Norway) AS	Norway
Heli-One (Netherlands) B.V.	Netherlands
Heli-One (U.K.) Limited	Scotland
Heli-One (U.S.) Inc.	Delaware
Heli-One USA Inc.	Texas
Heliworld Leasing Limited	England
CHC Leasing (Ireland) Limited	Ireland
Integra Leasing AS	Norway
Lloyd Bass Strait Helicopters Pty. Ltd.	Australia
Lloyd Helicopters International Pty. Ltd. in its own capacity and as trustee of the Australian Helicopters Trust	Australia
Lloyd Helicopters Pty. Ltd.	Australia
Lloyd Helicopter Services Limited	Scotland
Lloyd Helicopter Services Pty. Ltd.	Australia
Lloyd Off-Shore Helicopters Pty. Ltd.	Australia
Management Aviation Limited	England
North Denes Aerodrome Limited	England